February 24, 2006


Mail Stop 4561

Mr. Michael P. Walsh
Chief Financial Officer
SmartVideo Technologies, Inc.
1650 Oakbrook Drive, Suite 405
Norcross, GA 30093

	RE:	SmartVideo Technologies, Inc.
      Form 10-KSB for the fiscal year ended December 31, 2004
		Filed April 29, 2005
		Form 10-QSB for the quarterly period ended March 31,
2005
		File No. 0-26809

Dear Mr. Walsh:

      We have completed our review of your Form 10-KSB and related filings and do not, at this time, have any further comments.


							Sincerely,



Daniel L. Gordon
Branch Chief


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